UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2006

CNL Income Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-51288	20-0183627
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

450 South Orange Avenue, Orlando, Florida 32801

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: 407-650-1000

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 2.01 Completion of Acquisition or Disposition of Assets

Weston Hills Country Club

As previously reported, on August 18, 2006, we entered into an asset purchase agreement to acquire the Weston Hills Country Club (the “Weston Hills Property”), a private golf club in Weston, Florida, from WHCC, LLC, an affiliate of Heritage Golf Group, LLC (“Heritage Golf”). On October 16, 2006, we acquired the Weston Hills Property for a purchase price of $35.0 million. Heritage Golf is a golf course investment and management company, which, through subsidiaries, will now operate four of our golf course properties. We agreed to pay Heritage Golf a supplemental purchase price of up to $5.3 million in the aggregate for fiscal year 2006 if certain performance targets are met with respect to the Weston Hills Property. The Weston Hills Property features two 18-hole golf courses designed by Robert Trent Jones, Jr. and includes a 15-acre teaching center, a 50,000-square-foot clubhouse with a pro shop and dining room, tennis courts and a swimming pool.

Upon closing, we leased the Weston Hills Property to an existing subsidiary of Heritage Golf under a triple-net lease with an initial term of 20 years and six five-year renewal options. The minimum annual rent for the property is approximately $2.8 million in the initial year and will increase annually to approximately $3.0 million. Additional rent is a negotiated percentage of incremental total revenue over a threshold. The lease is cross-defaulted with the three other properties we have leased to Heritage Golf, which include the two properties described below and our Palmetto Hall Property.

Valencia Country Club and Talega Golf Club

On August 18, 2006, we also reported that we entered into a stock purchase agreement to acquire Heritage Golf Group West Coast, Inc. (“Heritage West Coast”), an entity formed by Heritage Golf. On October 16, 2006, we acquired Heritage West Coast for a purchase price of $57.0 million and $533,000 of reimbursable capital expenses. We agreed to make supplemental purchase price payments of up to $8.6 million in the aggregate in fiscal year 2009 if certain performance targets are met with respect to the two golf courses owned by Heritage West Coast: the Valencia Country Club, a private golf club located in Santa Clarita, California (the “Valencia Property”) and the Talega Golf Club, a public golf course located in San Clemente, California (the “Talega Property”). The Valencia Property consists of an 18-hole golf course designed by Robert Trent Jones, Sr., a practice center, a 45,000-square-foot clubhouse with a pro shop, a ballroom and a restaurant. The Talega Property consists of an 18-hole public golf course and a 13,450-square-foot clubhouse with a restaurant and a pro shop.

Upon closing, we leased the Valencia and Talega Properties to Heritage Golf Master Lease, LLC, an entity formed by Heritage Golf to operate the golf courses under triple-net leases with initial terms of 20 years and six five-year renewal options. The minimum annual rent for the Valencia Property will be approximately $3.2 million in the initial year and will increase annually to a maximum of $3.4 million. The minimum annual rent for the Talega Property will be approximately $1.4 million in the initial year and will increase annually to a maximum of $1.6 million. Additional rent is a negotiated percentage of incremental total revenue over thresholds set for each of these properties. The leases are cross-defaulted with our Palmetto Hall Property and our Weston Hills Property.

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Item 8.01 Other Events

Our board of directors (the “board”) previously declared distributions of $0.0458 per share to stockholders of record on July 1, 2006, $0.0466 per share to stockholders of record on August 1, 2006 and $0.0475 per share to stockholders of record on September 1, 2006, all of which were paid by September 30, 2006. On October 1, 2006, our board declared a distribution of $0.0483 per share to stockholders of record on October 1, 2006, and on October 17, 2006, our board declared a distribution of $0.0492 per share to stockholders of record on November 1, 2006, both of which shall be paid by December 31, 2006.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired

Financial statements for the transactions described in Item 2.01 above will be filed under cover of a Form 8-K/A as soon as practicable and no later than 71 days after the date on which this initial report on Form 8-K is filed.

(b) Pro Forma Financial Information

Pro forma financial information for the transactions described in Item 2.01 above will be filed under cover of a Form 8-K/A as soon as practicable and no later than 71 days after the date on which this initial report on Form 8-K is filed.

(c) Not applicable.

(d) Not applicable.

Certain statements in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, actual results could differ materially from those set forth in the forward-looking statements. Given these uncertainties, we caution investors and potential investors not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 17, 2006	CNL INCOME PROPERTIES, INC.

	By:	/s/ Tammie A. Quinlan
	Name:	Tammie A. Quinlan
	Title:	Chief Financial Officer

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